Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Frequency Electronics, Inc. on Form S-8 (Nos. 333-08901, 333-40506, 333-140938, 333-156600, 333-42233 and 333-188952) of our report dated July 30, 2018 on our audits of the consolidated financial statements as of April 30, 2018 and 2017 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about July 30, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
July 30, 2018